EXHIBIT 3.8

STATE OF DELAWARE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CNL INCOME PARTNERS, LP

This Certificate of Limited Partnership of CNL INCOME PARTNERS, LP (the “Partnership”), dated as of September 23, 2004, is being duly executed and filed by CNL INCOME GP CORP., a Delaware corporation, its sole general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17.

FIRST: The name of the limited partnership is: CNL Income Partners, LP.

SECOND: The address of the Partnership’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name and address of the registered agent of the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD: The name and address of the sole general partner of the Partnership is as follows: CNL Income GP Corp., CNL Center at City Commons, 450 South Orange Avenue, Orlando, FL 32801-3336.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

CNL INCOME GP CORP., a Delaware corporation, Sole General Partner

By:	/S/ TAMMIE A. QUINLAN
Tammie A. Quinlan
Senior Vice President